EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 by Ikanos Communications, Inc. of our report dated June 19, 2009, relating to the financial statements of the Broadband Access Product Line of Conexant Systems, Inc. included in the Current Report on Form 8-K of Ikanos Communications, Inc. filed on January 8, 2010, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Costa Mesa, California

October 25, 2010